Exhibit 15.10

Gaffney, Cline & Associates (Consultants) Pte. Ltd. 80 Anson Road #31-01C Fuji Xerox Towers Singapore 079907 Telephone: +65 6225 6951 www.gaffney-cline.com

YDH/dh/PS-12-2146&PS-12-2147/2013/L0187	22nd April, 2013

CNOOC Limited
No. 25, Chaoyangmenbei Dajie
Dongcheng District
Beijing 100010, P.R. China

Dear Sire,

Consent of Independent Consultant

We consent to the reference to our firm in the form and context in which they appear in this Annual Report on Form 20-F, the inclusion of our reports dated March 6, 2013 herein, and to the incorporation by the reference in any Registration Statement on Form F-3 and related Prospectus Supplements of CNOOC Limited for the registration of debt securities and guarantees previously filed with the Securities and Exchange Commission.

Yours sincerely,
GAFFNEY, CLINE & ASSOCIATES (CONSULTANTS) PTE LTD

Stephen A. Sakowski
Regional QA Director - Asia Pacific

UEN: 198701453N